EXHIBIT 23.1
Consent of Independent Certified Public Accountants
To the Board of Directors
     Professional Veterinary Products, Ltd.
     As independent certified public accountants, we hereby consent to the use of our report dated October 4, 2005, relating to the financial statements and related notes of such financial statements of Professional Veterinary Products, Ltd. and its subsidiaries, which report appears in the Post-Effective Amendment No. 2 to the Registration Statement on Form S-1, and to the reference to our firm under the heading “Expert” in such Post-Effective Amendment No. 2 and in the prospectus.
December 1, 2005

/s/ Quick & McFarlin, P.C.

Quick & McFarlin, P.C.